Exhibit 21.1

SUMMER ENERGY HOLDINGS, INC.

LIST OF SUBSIDIARIES

Entity	State of Incorporation	Percentage of Ownership
Summer Energy, LLC	Texas	100%
Summer EM Marketing, LLC	Texas	100%
Summer Energy Midwest, LLC	Ohio	100%
Summer Energy Northeast, LLC	Texas	100%

4822-0422-7167